Exhibit 99.2
Qumu Corporation
Second Quarter 2019
Earnings Conference Call
July 30, 2019

Operator

[Introduction]

Dave Ristow, CFO

Good afternoon everyone, and thank you for joining our second quarter 2019 earnings conference call. After the market closed, we issued a press release announcing our results for the second quarter ended June 30, 2019, a copy of which is available on the Investor Relations section of our website at www.qumu.com.

We will make certain statements today with respect to our expected financial results, go-to-market strategy, and efforts designed to increase our traction and penetration with customers.

These statements are forward-looking and involve a number of risks and uncertainties that could cause actual results to differ materially. Please note these forward-looking statements reflect our opinions only as of the date of this call, and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Please refer to our SEC filings, specifically our Form 10-K and Form 10-Q, and our financial results press release for a more detailed description of risk factors that may affect our results.

During our call today, we will discuss adjusted EBITDA, a non-GAAP financial measure. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding this non-GAAP measure, including a reconciliation of this measure with its comparable GAAP measure. Non-GAAP financial measures are not intended to be considered in isolation from, a substitute for, or superior to GAAP results. We encourage you to consider all measures when analyzing the company’s performance.

Now with that, I will turn the call over to Vern Hanzlik, President and CEO of Qumu.

Vern Hanzlik, President and CEO

Thank you, Dave, and welcome everyone.

I’d like to open with a few comments, then hand the call back to Dave for more detail on the numbers. When Dave is finished, I’ll review our progress against the Strategic Plan.

Although we saw a solid year-over-year improvement in our gross margin percentage and reductions in operating expenses, Qumu experienced a bit of quarter-to-quarter lumpiness that can be characteristic of our business. This was due to a few key deals being deferred as a result of the customers’ internal processes. These temporary delays resulted in lower revenue than anticipated at $5.4 million, compared with $7.6 million in the same period a year ago, and negative adjusted EBITDA of $(1.4) million. That said, most of the deals that we expected to close in Q2 have already closed or are tracking to close in Q3, and we’re continuing to execute against our long-term growth plan.

Additionally, I’m happy to report that several key factors enable us to remain highly confident in our ability to meet or exceed our annual guidance for 2019. First, our sales pipeline remains healthy and robust, giving us additional confirmation in the effectiveness of our sales and marketing program, which has us well-positioned to close additional deals throughout the remainder of the year. As we speak, we currently have 10 active proof-of-concepts running with various promising prospects. A proof of concept, or POC, is a pilot project that allows the customer to deploy our full solution in a live environment prior to making a purchase commitment. We like any POC opportunity because it shows the customer is committed to a solution, and they get to see our team and our platform in action.

This immediately places us at an advantage because both our solution and our knowledge of enterprise environments stand out. This is the highest number of active POCs I’ve seen in my four years as President and CEO.
We’ve signed 8 new customers in the third [sic] quarter and continue to win large contracts with Global 2000 companies; these deals also include deployments for some of our newest technology, such as Unified Communications Gateway and Hybrid Cloud. With a growing mix of new subscription-based business, gross margins have steadily grown, reaching 71% for the quarter. And customer retention is at an all-time high of 93.2%.
Also-on the channel partner side, Qumu recently passed British Telecom’s stringent onboarding requirements and our solutions are now a key component of BT’s managed video services, which should provide additional growth in the quarters ahead.

With that solid foundation, we remain bullish on the long-term opportunity for Qumu as video becomes business-critical, and even mission-critical, for large enterprises. We are also steadily widening our technology lead over the competition as we successfully transition to a recurring revenue model with 80% of our new customers in 2019 representing high-margin SaaS-based contracts. One of the more concrete examples of our ability to distinguish ourselves from the competition is through our focus on innovating in the cloud. In particular, Qumu’s intelligent video platform combines our open Pathfinder delivery technology and Unified Communications Gateway with Qumu Cloud, to create a hybrid solution that makes all video more manageable, scalable and usable for companies.
That’s the thesis of our intelligent platform. Regardless of where the video comes from, the Qumu platform will handle it, manage it and deliver it. As a result, we are regularly unseating direct competitors in large enterprise deals which speaks to the quality of our offerings and bodes well for the future.

Now, Dave will review the financial highlights for the quarter.

Dave Ristow, CFO

Thank you, Vern.

I will comment on a few financial highlights.

On a year-over-year, year-to-date basis, with nearly identical revenues, Qumu achieved improved margins, operating loss and adjusted EBITDA. Our gross profit improvement reflects the better margins associated with transitioning to a subscription-based business. The operating loss improvement also reflects the benefits of real cost reductions, not just timing of expenses. Combined with improved pipeline coverage of 3 times revenue and Customer Retention, which is at an all-time high of 93.2%, we are positioned for a strong second half of 2019.

Total revenues were $5.4 million for the quarter ended June 30th, versus $7.6 million during the second quarter 2018. Year-to-date, total revenues were $12.5 million for both the six months ended June 30, 2019 and the six months ended June 30, 2018.
Software license and appliance revenue was $689,000 and $2.9 million for the three months ended June 30, 2019 and 2018, respectively, and $1.7 million and $3.3 million for the six months ended June 30, 2019 and 2018, respectively. Please recall that in Q2 2018 we closed two significant perpetual license deals.
Offsetting for the negative impacts experienced in the timing of software license and appliance revenues, we are continuing to expand the subscription-based component of our overall revenues.
Subscription, maintenance and support revenue was $4.2 million and $4.1 million for the three months ended June 30, 2019 and 2018, respectively, and $9.7 million and $8.2 million for the six months ended June 30, 2019 and 2018, respectively, which, year to date, is comprised of 47% SaaS revenue and 53% annualized support and maintenance revenue.
During the quarter we secured a number of major SaaS deals, including the following:

•
One of the world’s largest railroad companies signed a 3-year contract for a Hybrid Cloud deployment. The deal represents $225,000 in annual contract value, or ACV, and total contract value, or TCV, of $675,000 which is to be recognized over that three-year term -- Coupled with the fact that we displaced a major competitor in this deal, it’s a great win for Qumu.

•
We also secured a major financial institution that signed a $350,000 deal for our Unified Communications gateway software which is our largest transaction for that component to date and further validates our self-service strategy.

Getting a little more granular on delayed deals that Vern mentioned a minute ago, the first deal was with a leading financial institution that has since signed their contract in early July. This closed opportunity represents a 3-year deal with a $438,000 ACV and $1.12 million TCV.
A second deal with a leading telecom provider also signed in July with a $429,000 ACV and $682,000 TCV, along with other smaller deals that have also already closed in July.
Two other significant deals that were delayed in Q2, one with a pharmaceutical firm and the other with an insurance leader, have already been awarded to Qumu and are expected to close sometime in this current quarter.
Transitioning from revenue, gross margin for the second quarter 2019 was 70.9%, compared to 68.5% for the second quarter 2018. Gross margin for the six months ended June 30, 2019 was 75.1%, compared to 63.7% for the six months ended June 30, 2018. The change in gross margin compared to the prior year periods was favorably impacted by increased term license revenue in this year’s first quarter and our transition to a SaaS subscription business.
Cash and cash equivalents totaled $7.3 million as of June 30, 2019, compared to $5.2 million as of June 30, 2018.
Moving on to operating expenses and adjusted EBITDA, a non-GAAP measure. We continue to diligently manage our expense structure, significantly improving operating expenses. Compared to the corresponding YTD period from last year, total operating expenses decreased 5.6% for the six months ended June 30, 2019.
Adjusted EBITDA was negative $(1.4) million for the three months ended June 30, 2019 compared to positive $71,000 for the second quarter 2018. Adjusted EBITDA for the first six months of 2019 was negative $(1.2) million versus negative $(2.8) million in the first six months of 2018, this is a $1.6 million improvement on similar year-to-date revenues.
Net loss, and loss per diluted share, were negatively impacted by our warrant liability as the performance of our stock price, which improved from $2.45 per share on March 31, 2019 to $4.15 per share on June 30, 2019, drove a $1.4 million increase in our warrant liability and corresponding non-cash expense for the quarter.

Moving to guidance: each quarter, we evaluate our annual guidance. We specifically monitor the size and timing of perpetual license opportunities as well as growth in our subscription business and bookings. As Vern previously noted, we remain confident in our original 2019 annual financial guidance. To reiterate, we intend to deliver:

•	Annual contract value bookings growth of 20% to 25% in 2019 compared to 2018.

•	Revenue for 2019 of approximately $27 million.

•	Gross margin percentage in the high 60s to low 70s.

•	Net loss for 2019 of approximately $(5.1) million.

•
Adjusted EBITDA for 2019 of approximately negative $(1.5) million. Forecasted adjusted EBITDA for 2019 excludes forecasted interest expense of approximately $1.0 million, income tax benefit of approximately $200,000, depreciation expense of approximately $300,000, amortization of acquired intangible assets of approximately $1.2 million, stock-based compensation of approximately $900,000, and increase in warrant liability of approximately $400,000.

In summary, we remain confident in our 2019 annual guidance, and will be working hard for our shareholders to deliver continued successful results throughout the balance of the year.

Now back to Vern.

Vern Hanzlik, President and CEO

Thanks, Dave.

Just recently, Qumu held our annual customer summits in New York and London. These annual events are where our customers–most of whom are video innovators–come together to discuss what they are doing with our platform, and to deliver feedback on their experience with our product. My biggest takeaways from these events were as follows:

◦
One, for our customers, video is not just business-critical, it is mission-critical. Just weeks ago a Top 3 worldwide automotive manufacturer used our platform to launch a highly anticipated new car model.

◦	Two, our customers believe in Qumu, and they count on us to solve their most complex challenges in delivering, managing and scaling video across a global enterprise.

◦	And three, they believe in us because we have perfected the science of live video broadcasting to tens of thousands of employees across a global organization.
These events are typically executive webcasts or town hall meetings, and they are the hardest thing to do in video—because of the scale, and because global corporate networks are very complex and unique.
Video is like a renewable, reusable energy resource for businesses–and the innovators know it literally energizes a workforce and differentiates their business. We help them generate video, store it, manage it, streamline it and channel it to everyone who needs it–even when 150,000 employees all need it now–over existing networks.
To give you an example, as I mentioned earlier, we recently had a major financial institution sign a large, 3-year deal with Qumu. Their solution is centered around our strongest use cases: large-scale live executive webcasts, and the management of their massive video portals of on demand content. To us, these uses and processes are what we live and breathe every day; it’s no issue. But for our customers, there were problems that no one else could solve. To close this opportunity, we displaced a major competitor in the Enterprise Video space for the simple reason that their system could not reliably handle the scale. Going forward, we anticipate expanding into other areas and use cases with this customer, which is a core tenet of our land and expand strategy.
That’s where we win–doing the hardest things and solving the hardest problems. Again and again. From that position of strength in the enterprise we’re expanding beyond the Cloud and into the Video Conferencing arena.
Now as a reminder, Qumu does not provide consumer video solutions. That’s what YouTube and Netflix do. But we do make business video as easy as YouTube and Netflix.
We also do not provide video conferencing or video meeting solutions. Instead, we enhance what the video conferencing players like Zoom, Skype for Business or Microsoft Teams can do. For example, the Qumu platform significantly extends the reach of Zoom, by allowing any Zoom user to expand a standard, small-scale meeting into a large-scale webcast reaching tens or even hundreds of thousands of participants. In addition, that Zoom session can be recorded, stored and managed by the Qumu platform. Whereas Zoom has positioned itself as a better way to have an online meeting, the Qumu platform can turn Zoom into a full-featured video streaming engine that is not only scalable but also secure, searchable, editable and caption-enabled. And of course, Qumu can do the same for any video conferencing system.

To summarize, Qumu is in a great position for growth because we are the best at what we do, and we bring tremendous value to large enterprises who need to innovate with video. We help them get more out of their existing corporate networks and their investment in video conferencing.

Now, I’d like to report our progress against each of the four pillars of our strategic plan, before we open up the call for questions.

Our first pillar is Sales Execution & New Customer Growth.

Our marketing team has zeroed in on what works for attracting new customer opportunities, keeping our sales pipeline strong at now more than 3 times revenue coverage for 2019. However, the point at which marketing and sales converge is where we have seen the greatest improvement in recent quarters. Through a collaborative approach, the Sales and Marketing teams have developed a coordinated process that involves qualifying and tracking of leads long before they are handed off to sales.
In addition to recently adding another individual to the lead qualifying stage, we have implemented four additional stages that we track before the lead goes to Sales. This provides tremendous transparency into existing opportunities–I can personally find out in seconds how an opportunity is progressing: from the customer’s first inquiry, to close. It’s this kind of visibility into our opportunities that excites me about the business.
Last quarter, I mentioned we were near closing our second largest deal through our partner, Whitlock. That deal is the same major US railroad company that Dave mentioned earlier, which closed in June. As Dave also mentioned, this agreement includes our Unified Communications Gateway and Hybrid Cloud solutions, with use cases including live webcasts, training and onboarding for new employees.
Also, as I stated earlier, our new relationship with British Telecom is moving forward as we drive toward monetizing that relationship in the second half of this year. Qumu solutions are now part of BT’s “white-glove” managed streaming service for its voice and video conferencing customers who seek a turnkey solution to produce both live and on-demand video events.

The second pillar in our Strategy is Customer Success and Retention.

I’ve mentioned our company record 93.2% customer retention and success in extending our footprint with existing customers. Notable customer expansions during the second quarter included a large New York bank, a large Middle East oil provider, Gakken Medical (Japan) and Groz Beckett (Germany).

Of course, Qumu’s Customer Service is key to making those expansions happen. During the quarter, we received major recognition of our service and support excellence. Qumu was named the 2019 Gold Stevie® Award winner as Customer Service Department of the Year in the Computer Services category, with past winners of the Gold Stevie aware including Google, Optum Health, Zappos.com, and Aflac. I find this award extremely gratifying because it underscores our service excellence is best-in-class and continues to be a barrier to entry for some of the Internet-only companies who can only deliver support via online chat. Our service reputation is a major reason customers choose Qumu over competitors. And they stay with us because we live up to that reputation every day.

The third pillar in our Strategy is Market-Focused Product Innovation.
During Q2, we completed many product improvements and updates that brought our next generation intelligent platform to general availability. We also rolled out our new Advanced Analytics for our Hybrid deployment.
One key advantage of our new open and intelligent video platform is how quickly we can integrate new technology partners. The most recent example is our new integration with CaptionHub, a leading AI-based captioning solution, providing automated captioning and real-time translation of video, which is a major gating factor in the ability of global teams to collaborate. The new CaptionHub integration provides another major competitive advantage for Qumu and is a great example of building intelligence into our video platform.

Our fourth and final pillar is Strengthening Our Financials.

Qumu is continually identifying and implementing new improvements and resources that drive down expenses, increase product capabilities and service levels for the customers and ultimately provide incremental savings to be reinvested in revenue generation.

Closing

To wrap up, while second quarter sales were impacted by delays in closing key deals, all of which are either closed or in the final stages of closing, we are highly confident in our expectations for growth in the second half of 2019.

Our focus going forward is unchanged:

•	We will aggressively evangelize our new intelligent video platform, so we can capitalize on the market opportunity presented by our technology leadership;

•	We will remain focused on solving the tough problems of video in the enterprise; and maintaining customer retention above 90%.

•	We will continue to grow and monetize our channel relationships, particularly with new partner British Telecom, as that relationship continues to develop;

•	We will regain the momentum of our financial results; and

•	We will find and close opportunities created by the video conferencing explosion and its convergence with enterprise video.

Now let’s open up the call for questions.

Q&A

Vern Hanzlik, President and CEO

Thank you again for joining us today.